EXHIBIT 10.1

BIONEXUS GENE LAB CORP. | CEO AND PRESIDENT EMPLOYMENT AGREEMENT

PRIVATE & CONFIDENTIAL

CHIEF EXECUTIVE OFFICER AND PRESIDENT

EMPLOYMENT AGREEMENT

between

BIONEXUS GENE LAB CORP.

and

SU-LENG TAN LEE

Effective 1 September 2026

THIS CHIEF EXECUTIVE OFFICER AND PRESIDENT EMPLOYMENT AGREEMENT (this “Agreement”) is made on August 13, 2026 and takes effect on 1 September 2026 (the “Effective Date”).

BETWEEN:

(1)	BioNexus Gene Lab Corp., a Wyoming corporation (the “Company”); and
(2)	Su-Leng Tan Lee (the “Executive”).

RECITALS

A.

The Executive was appointed under a letter dated 15 August 2023, with employment commencing on 1 September 2023, and currently serves as the Company’s Chief Executive Officer and President and as a member of its Board of Directors.

B.

The parties wish to consolidate and replace the Executive’s prior appointment and compensation arrangements with an agreement appropriate to the Chief Executive Officer and President positions and a new three-year fixed term.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, unless the context requires otherwise: “Board” means the Company’s Board of Directors; “Committee” means the Board committee responsible for executive compensation, currently the Compensation Committee; “Company Group” means the Company and its subsidiaries from time to time; “Contract Year” means each consecutive twelve-month period beginning on the Effective Date or an anniversary of it; and “Term” has the meaning given in clause 2.2.

1.2 Interpretation

References to writing include email where receipt is confirmed. References to a law, rule, policy or plan include amendments and replacements. Headings assist reading and do not affect interpretation. “Including” means including without limitation.

2. APPOINTMENT AND TERM

2.1 Appointment

The Company appoints the Executive, and the Executive agrees to serve, as Chief Executive Officer and President on the terms of this Agreement. The Executive shall report to the Board.

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2.2 Fixed term

The appointment is for a fixed term of three (3) years commencing on 1 September 2026 and ending on 31 August 2029, unless terminated earlier in accordance with this Agreement.

2.3 No automatic renewal

The Term expires automatically on 31 August 2029 unless the parties agree a renewal or extension in writing after all required approvals. The parties should begin any renewal review at least ninety (90) days before expiry, but a review, negotiation or continued discussion creates no right to renewal.

2.4 Prior service and ratification

The Board’s approval of this Agreement confirms and, to the fullest extent lawfully available, ratifies the Executive’s continued service and actions taken in good faith on behalf of the Company in their capacities as Chief Executive Officer and President through 31 August 2026, insofar as those actions were within their actual or apparent authority and are not expressly excluded from ratification in the Board resolutions approving this Agreement. No ratification extends to fraud, willful misconduct or any matter that cannot lawfully be ratified.

2.5 Accrued remuneration

All salary and other remuneration accrued but unpaid before the Effective Date remains due and payable and is not waived, released or extinguished by this Agreement. Such remuneration continues to accrue under the applicable prior arrangements through 31 August 2026 and, from the Effective Date, remuneration accrues under this Agreement. This clause preserves remuneration entitlements but does not create duplicate payment or interest except as required by applicable law.

3. DUTIES, AUTHORITY AND REPORTING

3.1 Office and responsibilities

The Executive shall perform the duties ordinarily associated with the offices of Chief Executive Officer and President and the responsibilities, priorities and delegated authorities approved by the Board from time to time. These include leading strategy and execution; overseeing operations, personnel, budgets, financing initiatives and stakeholder relationships; maintaining effective disclosure controls and internal reporting; and bringing material risks, transactions, conflicts and compliance matters promptly to the Board.

3.2 Standard of conduct

The Executive shall devote the time, attention, skill and care reasonably required for the role; act honestly and in good faith in the interests of the Company; comply with lawful Board directions, applicable law and Company policies; and maintain records and provide information reasonably required for financial reporting, audit, SEC and Nasdaq compliance and Board oversight.

3.3 Authority

The Executive may act within authority delegated by the Board and approved budgets. Matters reserved to the Board, a Board committee or shareholders require the relevant prior approval.

3.4 Place of service and travel

The Executive’s principal place of service is outside of the United States of America. The Executive may perform services from other locations reasonably appropriate to the role and shall undertake reasonable business travel, in each case subject to applicable immigration, employment, tax, payroll and regulatory requirements.

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4. TIME AND ATTENTION; OUTSIDE INTERESTS

4.1 Time and attention

Subject to this clause 4, the Executive shall devote the time and attention reasonably required to discharge their responsibilities and shall ensure that outside interests do not materially interfere with their duties to the Company.

4.2 Acknowledged interests

The Company acknowledges that the Executive has had prior personal and business interests, including interests and ventures of their own. The Executive may retain, develop or pursue an outside interest if the safeguards in this clause 4 are observed.

4.3 Disclosure

The Executive shall maintain an up-to-date written disclosure of each outside office, ownership interest, advisory role or material business activity that could reasonably give rise to an actual, potential or perceived conflict with the Company. Before undertaking a new outside activity which may give rise to a conflict, or promptly after a material change to an existing activity giving rise to a conflict, the Executive shall provide the Board with sufficient written information to assess the matter if the activity or change could reasonably give rise to such a conflict.

4.4 Independent review and recusal

Where a conflict is clearly apparent, or the Board reasonably considers that a potential or perceived conflict requires review, the matter shall be considered by the disinterested directors or an independent committee. The Executive shall not participate in the deliberation or vote and shall comply with any conditions imposed.

4.5 Decision and safeguards

Approval may be granted, withheld, made subject to safeguards or reconsidered if the facts change. No approval permits misuse of Company time, property, personnel, confidential information or opportunities. An opportunity within the Company’s current or actively considered business, or obtained through the Executive’s Company position, must first be disclosed to the Board and may be pursued personally only after the disinterested directors approve the arrangement or determine that the Company will not pursue it.

5. BASE SALARY

5.1 Base salary

The Company shall pay the Executive a gross base salary of US$35,000 per month, payable in accordance with the Company’s normal payroll practices and subject to applicable deductions and withholding.

5.2 Review not reduction

The Committee may review the amount in clause 5.1 in accordance with clause 6. A review does not itself change remuneration. Any change must be approved and recorded in writing in accordance with this Agreement.

5.3 Payment to a nominee company

Subject to clause 13.1, at the Executive’s written direction, the Company may pay all or part of any amount otherwise payable to the Executive under this Agreement to a company nominated by them in writing (a “Nominee Company”). A payment properly made to an approved Nominee Company discharges the Company’s corresponding payment obligation to the Executive. The nomination is a payment direction only: it does not assign or novate this Agreement, alter the Executive’s status, duties or personal obligations, nor make the Nominee Company the Executive’s employer or a provider of the Executive’s services. The Company may deduct or withhold amounts required by law and may decline, suspend or withdraw the arrangement where it reasonably considers this necessary for legal, tax, payroll or compliance purposes. The Executive remains responsible for personal tax obligations not required by law to be borne by the Company.

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6. ANNUAL PERFORMANCE REVIEW AND BONUS

6.1 Annual objectives

The Committee shall establish or confirm written objectives for the Executive as soon as reasonably practicable after the beginning of each Contract Year. Objectives may include financial, operational, strategic, governance, compliance, financing and project-specific measures and may be adjusted during the year to reflect material changes in the Company’s circumstances or priorities.

6.2 Annual performance review

The Committee shall review the Executive’s performance at least once in each Contract Year, taking into account the agreed objectives, the Executive’s responsibilities, Company and individual performance, material projects, risk and compliance outcomes, market considerations, affordability and shareholder interests. The Executive shall be given a reasonable opportunity to provide relevant information but shall not participate in the Committee’s deliberation or vote concerning their compensation.

6.3 Yearly bonus eligibility

For each Contract Year, the Committee shall review whether to award the Executive a discretionary annual cash bonus following the performance review. The amount, if any, shall be determined by the Committee, subject to Board approval only to the extent required by applicable law, listing rules, the Company’s organizational documents or the Committee’s charter. No minimum or target bonus is guaranteed by this Agreement.

6.4 Bonus terms

Any bonus shall be payable at the time and subject to the conditions specified in the written approval, including any condition concerning continued employment through the payment date, except to the extent prohibited by applicable law. A bonus is not earned or payable until approved. Bonus payments are subject to applicable tax withholding and the Company’s compensation-recovery or clawback policy and any mandatory law or listing rule.

6.5 Other remuneration review

The annual review may also consider changes to salary, benefits or other compensation, but creates no entitlement to an increase or award. Any amendment is effective only after all required committee, Board, plan, shareholder, legal and listing-rule approvals and written documentation.

7. EQUITY AWARDS

7.1 Discretionary awards

The Executive may be considered from time to time for options, restricted stock, restricted stock units or other equity-based awards. No equity award is promised or guaranteed by this Agreement, and consideration in one period creates no expectation for a later period.

7.2 Separate terms and approvals

Any equity award is subject to the applicable shareholder-approved plan or other lawful arrangement, approval by the appropriate committee or committees and the Board, any shareholder approval required by law or Nasdaq rules, and a separate award agreement. The applicable plan and award agreement govern vesting, forfeiture, tax withholding, trading restrictions, change-of-control treatment and clawback.

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8. BENEFITS, LEAVE AND EXPENSES

8.1 No additional contractual benefits

Except for benefits required by applicable law or separately approved in writing after all required corporate approvals, the Executive has no contractual entitlement under this Agreement to medical, life, retirement, housing, transport, tax-equalization or other employee benefits. Any participation in a separately approved plan is governed solely by that plan and does not amend this Agreement.

8.2 Annual leave

The Executive is entitled to twenty (20) business days of paid annual leave for each complete Contract Year, accruing pro rata monthly, in addition to public holidays and mandatory leave applicable at the Executive’s principal place of service. Leave shall be taken on reasonable notice and with the prior agreement of the chair of the Nomination and Corporate Governance Committee so that the Company’s operations are not materially disrupted. Up to five (5) unused leave days may be carried into the next Contract Year and must ordinarily be used within its first three (3) months, after which they lapse unless applicable law requires otherwise or the chair of the Nomination and Corporate Governance Committee approves an extension in writing. Leave is not payable in lieu during employment and is payable on termination only to the extent required by applicable law.

8.3 Medical and other leave

The Executive is entitled to sick, medical and other leave required by applicable law. The Executive shall notify the chair of the Nomination and Corporate Governance Committee as soon as reasonably practicable of any material absence and provide reasonable supporting evidence where required by applicable law or Company policy. Any leave beyond mandatory entitlement is unpaid unless separately approved in writing.

8.4 Business expenses

The Company shall reimburse reasonable and properly incurred expenses for Company business, including approved travel and accommodation, after timely submission of receipts or other evidence required by Company policy. Any single expense, or related series of expenses, expected to exceed US$5,000 requires the prior written approval of the Chief Financial Officer or Principal Financial Officer. If that officer is unavailable or has a conflict, approval must be obtained from the chair of the Nomination and Corporate Governance Committee or another independent director designated by the Board. Related-party expenses remain subject to the Company’s related-party transaction policy. Personal expenses are not reimbursable.

9. COMPLIANCE, CONFIDENTIALITY AND COMPANY PROPERTY

9.1 Compliance

The Executive shall comply with applicable law, the Company’s organizational documents, Code of Ethics, insider-trading policy, related-party transaction policy, disclosure controls, delegated-authority limits and other lawful policies applicable to senior executives. The Executive shall not hedge, pledge or trade Company securities except as permitted by Company policy and applicable law.

9.2 Confidential information and permitted use

“Confidential Information” means non-public information concerning the Company Group’s business, finances, strategy, transactions, projects, research, technology, intellectual property, customers, suppliers, personnel, Board or committee proceedings, internal controls, regulatory matters and other information that is confidential by its nature or designation, including material non-public information. The Executive shall protect Confidential Information and use or disclose it only as required to perform their duties, with proper authorization or as permitted by this Agreement.

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9.3 Exclusions

Confidential Information does not include information that the Executive can demonstrate became public other than through a breach of duty; was lawfully known to them without restriction before disclosure by the Company Group; was received lawfully from a third party without a duty of confidence; or was developed independently without use of Company Group Confidential Information, time, personnel or material resources.

9.4 Required and protected disclosures

Where disclosure is required by law, court order or valid legal process, the Executive may disclose only what is legally required and, where lawful and practicable, shall give the Company prompt notice and reasonable cooperation concerning protective measures. Nothing in this Agreement restricts the Executive from reporting possible legal or regulatory violations, participating in a government investigation, communicating with a regulator or receiving any award lawfully available for doing so. No prior Company authorization or notice is required for a protected regulatory communication.

9.5 Duration and remedies

The obligations in this clause 9 continue during employment and for five (5) years after employment ends, except that trade secrets remain protected for so long as they qualify for protection under applicable law. The parties acknowledge that an unauthorized use or disclosure may cause harm not adequately remedied by damages, and the Company may seek lawful injunctive or other equitable relief in addition to other remedies. This clause does not limit clause 9.4 or any right protected by law.

9.6 Intellectual property

Intellectual property created within the scope of the Executive’s duties, using material Company resources or specifically commissioned by the Company belongs to the Company to the fullest extent permitted by law. The Executive shall execute documents reasonably required to confirm or protect that ownership.

9.7 Company property, data and access

All Company Group property, records, data, credentials and access devices in the Executive’s possession or control must be returned promptly on request or termination. The Executive shall cease access to Company Group systems and, where reasonably requested, delete Company Group information from personal devices and certify compliance, subject to any copy they are legally required to retain and any protected regulatory communication. Any retained copy remains subject to this clause 9.

10. TERMINATION

10.1 Expiry

Unless terminated earlier, employment under this Agreement ends automatically at the expiry of the Term. Expiry does not require notice and does not create an entitlement to severance or compensation for the unexpired portion of the Term beyond the amounts described in clauses 10.6 and 10.7 and any mandatory entitlements.

10.2 Termination on notice

Either party may terminate employment without cause before expiry by giving six (6) months’ written notice.

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10.3 Garden leave and payment in lieu

During a notice period, the Company may require the Executive not to attend premises or perform some or all duties while continuing base salary and mandatory entitlements, and annual leave shall continue to accrue until employment ends. The Company may instead terminate employment immediately by making payment in lieu of all or part of the unserved notice period. Payment in lieu comprises base salary for the remaining unserved period and any amount required by applicable law, is subject to lawful deductions, and excludes bonus, equity and non-statutory benefits unless the Committee expressly approves otherwise in writing.

10.4 Termination for Cause

The Company may also terminate employment immediately for Cause following a good-faith determination by the Board. “Cause” means fraud, dishonesty, willful misconduct, gross negligence in the performance of material duties, material breach of fiduciary duty, conviction or plea involving fraud or dishonesty, willful refusal to comply with a lawful and material Board direction, a material undisclosed conflict, a material violation of law or Company policy causing or reasonably likely to cause material harm, or a material breach of this Agreement that remains uncured for fifteen (15) days after written notice where cure is reasonably possible.

10.5 Death or incapacity

Employment ends on the Executive’s death. If illness or incapacity materially prevents the Executive from performing the essential duties of their office for one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days in any twelve-month period, the Board may obtain reasonable medical and legal advice, consider any adjustment required by applicable law and terminate employment on thirty (30) days’ written notice if the incapacity continues at the end of that notice period.

10.6 Amounts payable on every termination

On every termination, the Company shall pay base salary accrued through the termination date, preserved accrued remuneration under clause 2.5, approved but unreimbursed expenses, accrued annual leave payable under clause 8.2 and all mandatory entitlements. Termination for Cause creates no entitlement beyond those amounts. On expiry, death or termination following incapacity, no severance is payable unless required by applicable law or separately approved in writing. On termination under clause 10.2, salary during notice or payment in lieu is governed by clause 10.3.

10.7 Bonus, equity and other compensation

Following any termination, the Committee shall determine in its discretion whether to award a bonus for a completed or incomplete Contract Year, having regard to clause 6; no bonus is earned or payable until approved in writing. Rights under any equity award or separately approved compensation arrangement are governed solely by its terms. No additional contractual benefits arise under this Agreement.

10.8 Chief Executive Officer and President offices, Board membership and group offices

Employment as Chief Executive Officer and President, membership of the Board and any subsidiary, nominee or representative office are distinct capacities. Ending employment under this Agreement ends the Executive’s employment and service as Chief Executive Officer and President but does not automatically terminate or require the surrender of their Board membership or any other group office. Any continuation, resignation or removal from another capacity is governed separately by applicable law, the Company’s or the relevant Company Group member’s organizational or governing documents and the relevant appointment. On request, the Executive shall provide a reasonable handover concerning their Chief Executive Officer and President responsibilities.

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11. POST-EMPLOYMENT PROTECTIONS

11.1 Non-solicitation and non-interference

For six (6) months after employment ends, and only to the extent enforceable under applicable law, the Executive shall not use Company confidential information to solicit for a competing business a senior employee with whom they worked materially during the preceding twelve months, or knowingly induce a material customer or supplier to terminate or materially reduce its relationship with the Company.

11.2 Permitted activity

Clause 11.1 does not prohibit general recruitment not targeted at Company personnel, lawful competition using no Company confidential information, or conduct that applicable law does not permit the Company to restrict.

12. INDEMNIFICATION AND INSURANCE

12.1 Indemnification

To the fullest extent permitted by applicable law and the Company’s organizational documents, the Company shall indemnify and hold harmless the Executive against claims, liabilities, judgments, fines, penalties, settlements and reasonable expenses, including legal fees, arising because they are or were a director, officer, employee or agent of the Company Group or served another entity at the Company’s request. Indemnification shall be available for civil, criminal, administrative, regulatory, investigative and other proceedings, whether threatened, pending or completed, except to the extent a final, non-appealable determination establishes that indemnification is not lawfully available.

12.2 Advancement of defence expenses

To the fullest extent permitted by applicable law, the Company shall advance reasonable defence and investigation expenses incurred by the Executive in a matter covered by clause 12.1 promptly after receiving a written request and any undertaking to repay required by applicable law. The Executive shall repay only those amounts that a final, non-appealable determination establishes they were not entitled to have advanced.

12.3 Directors’ and officers’ insurance

While the Company maintains directors’ and officers’ liability insurance, the Executive shall be covered on terms no less favorable than those generally applicable to similarly situated officers and directors, subject to the policy terms and insurer requirements. Coverage for acts during their service shall continue after employment or Board service ends to the extent provided by any applicable run-off, tail or former-director-and-officer coverage maintained by the Company.

12.4 Survival and cumulative rights

The rights in this clause 12 are contractual, continue after employment and Board or other service ends, and benefit the Executive’s heirs, estate and personal representatives. They are cumulative with rights under applicable law, the Company’s organizational documents, insurance and any prior or separate indemnity, and no later amendment may adversely affect rights relating to acts or omissions occurring before that amendment.

13. TAXES, DEDUCTIONS AND CLAWBACK

13.1 Deductions and personal taxes

All payments are subject to applicable tax, payroll and other lawful deductions. The Executive remains responsible for personal tax obligations not required to be borne by the Company.

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13.2 Set-off

To the extent permitted by applicable law, the Company may deduct or set off against an amount otherwise payable under this Agreement any amount that the Executive has acknowledged in writing is due and payable to the Company or that has been finally determined to be due by a court or other tribunal of competent jurisdiction. Before exercising set-off, the Company shall provide reasonable written particulars. No deduction or set-off may be made against accrued salary or a mandatory entitlement except as permitted by applicable law. This clause survives termination.

13.3 Compensation recovery

Incentive-based compensation and equity awards are subject to any compensation-recovery or clawback policy applicable to the Executive and to mandatory law or listing rules.

14. NOTICES

14.1 Form and delivery

A notice under this Agreement must be in writing and delivered by hand, recognized courier or email with confirmation to the address most recently notified by the receiving party.

14.2 When effective

A notice takes effect on delivery by hand, on recorded courier delivery, or on confirmed email transmission if sent on a business day before 5:00 p.m. at the recipient’s location; otherwise, it takes effect on the next business day.

15. ENTIRE AGREEMENT AND CHANGES

15.1 Supersession

From the Effective Date, this Agreement constitutes the entire agreement concerning the Executive’s employment with the Company and supersedes and prevails over all prior and contemporaneous written and oral agreements or understandings, including the appointment letter dated 15 August 2023, the compensation letter dated 30 June 2024, the supplementary letter dated 17 September 2024 and any inconsistent oral understanding, except that: (a) accrued but unpaid remuneration is preserved under clause 2.5; (b) the indemnity rights granted under the compensation letter dated 30 June 2024 continue to the fullest extent lawfully available and are cumulative with clause 12; and (c) this Agreement does not govern, alter or supersede the Executive’s separate appointment as a director, any separate director compensation arrangement or any rights under a separately approved equity award or plan. Nothing permits duplicate recovery of the same amount.

15.2 Amendment and waiver

Any amendment or waiver must be in writing and signed by the Executive and an authorized Company representative after all required approvals. A delay in enforcing a right is not a waiver.

16. ASSIGNMENT

16.1 Executive

The Executive may not assign or delegate their duties or rights under this Agreement.

16.2 Company

The Company may assign this Agreement to a successor to substantially all of its business or assets if the successor assumes the Company’s obligations in writing.

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17. GOVERNING LAW AND GENERAL

17.1 Governing law and mandatory protections

This Agreement is governed by the laws of the State of Wyoming, without regard to conflict-of-law principles, subject to any mandatory employment, tax, immigration or other law applying where services are performed. The parties submit to courts having lawful jurisdiction, without limiting any mandatory forum or remedy.

17.2 Severability

If a provision is invalid or unenforceable, it shall be limited or severed to the minimum extent necessary and the remaining provisions continue in effect.

17.3 Counterparts and electronic signature

This Agreement may be executed in counterparts and by electronic signature. Each counterpart is an original and together they constitute one instrument.

17.4 Independent advice

The Executive confirms that they have had the opportunity to obtain independent legal, tax and financial advice before signing this Agreement.

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SIGNATURES

The parties have executed this Agreement as of the date first written above.

For and on behalf of BIONEXUS GENE LAB CORP.		EXECUTIVE

Signature:	/s/ Muhammad Azrul bin Abdul Hamid	Signature:	/s/ Su-Leng Tan Lee
Name:	Muhammad Azrul bin Abdul Hamid	Name:	Su-Leng Tan Lee
Title:	Chair, Nominating and Corporate Governance Committee; Chair, Compensation Committee

Date:	August 13, 2026	Date:	August 13, 2026

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